UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2007

Commission File Number 001-15665
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UC HUB GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	88-0389393
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

285 East Warm Springs Road, Suite 105, Las Vegas, NV 89119
(Address of principal executive offices including zip code)

(888) 883-5893
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 16, 2007 UC HUB Group, Inc. (the “Registrant”) entered into an agreement (the “Rescission Agreement”) with PSPP Holdings, Inc. (“PSPP”) whereby the parties agreed to rescind PSPP’s acquisition of eSAFE under that certain agreement (the “Acquisition Agreement”) dated April 10, 2006. Per the Rescission Agreement, the Registrant will received back 100% interest in eSAFE.

On November 16, 2007 the Registrant also entered into a separate agreement (the “Settlement Agreement”) with PSPP and various other parties to settle any and all disputes arising from the Acquisition Agreement or any subsequent agreements relating to the subject matter thereof. As part of the settlement, the Registrant will return all 22,890,936 shares of PSPP common stock it received in the acquisition. In addition the Registrant and PSPP, together with other parties agreed to fully release each other from any claims whatsoever. As consideration, the Registrant received both corporate and personal indemnifications from all the parties involved to protect the Registrant and its shareholders from any suit arising out of or in any way connected to the original Acquisition Agreement or any of the agreements or transactions arising therefrom. In turn, the Registrant indemnified PSPP against suit by certain of the Registrant’s shareholders, but only to the extent they were not also PSPP shareholders. Furthermore, upon completion and adherence with the terms and conditions of the agreements, the Registrant has agreed to drop its lawsuit against, among other people, the then former management of PSPP, which was filed in the Central District of California, Western Division, on October 18, 2007 entitled action number CV07-6776.

For a complete list of the terms and conditions of these agreements, please refer or Exhibits 99.1 and 99.2, attached hereto.

Item 9.01 - Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are furnished as part of this Report:

Exhibit Number	Description
99.1	Rescission Agreement dated November 16, 2007
99.2	Settlement Agreement dated November 16, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSPP HOLDINGS, INC.

Dated: November 20, 2007	By:	/s/ Larry Wilcox
Larry Wilcox
President and
Chief Executive Officer